Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and between

WPCS INTERNATIONAL INCORPORATED

and

MULTIBAND CORPORATION

dated as of September 1, 2011

i

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of September 1, 2011, by and between WPCS International Incorporated, a Delaware corporation (“Seller”), and Multiband Corporation, a Minnesota corporation (“Purchaser”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 7.07 hereof unless the context clearly provides otherwise.

WHEREAS, Seller owns all of the issued and outstanding capital stock of (i) WPCS International – St. Louis, Inc., a Missouri corporation (“WPCS St. Louis”), which as of the date hereof consists of 1,000 shares of common stock, par value $1.00 per share (the “St. Louis Shares”), and (ii) WPCS International – Sarasota, Inc., a Florida corporation (“WPCS Sarasota” and, together with WPCS St. Louis, the “Companies”, and each individually a “Company”), which as of the date hereof consists of (a) 10,000 shares of Class A voting common stock, par value $.01 per share, and (b) 40,000 shares of Class B non-voting common stock, par value $.01 per share (collectively, the “Sarasota Shares” and, together with the St. Louis Shares, the “Securities”); and

WHEREAS, subject to the terms and conditions set forth herein, Purchaser desires to purchase from Seller all of the Securities and Seller desires to sell to Purchaser all of the Securities.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SECURITIES; CLOSING

SECTION 1.01.   Purchase and Sale of the Securities.

(a) On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Securities for an aggregate cash purchase price (the “Purchase Price”) of Two Million Dollars ($2,000,000).  The Purchase Price shall be released from escrow and delivered to Seller pursuant to the joint written instruction to be delivered by the Parties to the Escrow Agent on the date hereof.

(b) The Parties agree that the Purchase Price shall be allocated among the Securities to be delivered hereunder in accordance with the amounts set forth on Section 1.01(b) of the Company Disclosure Letter.

(c) The purchase and sale of the Securities is referred to in this Agreement as the “Acquisition.”

SECTION 1.02.   Closing Date.  The closing of the Acquisition and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173, at 10:00 a.m. on the date hereof (the “Closing Date”).  The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

SECTION 1.03.     Transactions To Be Effected at the Closing.  At the Closing:

(a) Seller shall deliver to Purchaser:

(i) a joint written instruction to the Escrow Agent in the form of Exhibit A hereto executed by Seller to be delivered to the Escrow Agent on the date hereof;

(ii) an amendment to the Escrow Agreement, dated as of August 30, 2011, in the form of Exhibit B hereto executed by Seller and Escrow Agent;

(iii) certificates representing the Securities, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer; and

(iv) a duly executed resignation, effective as at the Closing, of each director and officer of the Companies set forth on Section 1.03(a)(iv) of the Company Disclosure Letter.

(b) Purchaser shall deliver to Seller:

(i) a joint written instruction to the Escrow Agent in the form of Exhibit A hereto executed by Purchaser to be delivered to the Escrow Agent on the date hereof;

(ii) an amendment to the Escrow Agreement in the form of Exhibit B hereto executed by Purchaser;

(iii) an assignment and assumption agreement for each Lease set forth on Section 1.03(b)(iii) of the Company Disclosure Letter in a form mutually acceptable to Seller, Purchaser and the applicable landlord transferring any related guarantees or obligations of Seller to Purchaser, executed by Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in (i) the Seller SEC Documents filed during the period beginning on January 1, 2008 and ending on the date of this Agreement (the “Filed Seller SEC Documents”), to the extent reasonably apparent from the disclosure therein, or (ii) the disclosure letter, dated the date of this Agreement and delivered by Seller to Purchaser prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood that disclosure in one section shall also apply to other sections to the extent it is reasonably apparent from the face of the disclosure that such disclosure would also apply to such other sections), Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

SECTION 2.01.   Organization.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company (i) has been duly organized and is validly existing in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted and (ii) is duly qualified as a foreign corporation for the transaction of business, and is in good standing (to the extent such concept is applicable) under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b) Neither Company is in breach or violation of any of its certificate of incorporation, bylaws or other Organizational Documents, except for any breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Seller has delivered or made available to Purchaser true and complete copies of each Company’s certificate of incorporation, bylaws or other Organizational Documents, each as amended to date.

SECTION 2.02.   Capitalization.  The St. Louis Shares are all of the issued and outstanding equity interests in WPCS St. Louis and the Sarasota Shares are all of the issued and outstanding equity interests in WPCS Sarasota.  All of the Securities have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Seller, free and clear of any Liens other than Permitted Liens.  There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any Securities or any securities convertible into or evidencing the right to purchase any Securities.  Neither Company owns any shares of capital stock of or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

SECTION 2.03.   Authority; Execution and Delivery; Enforceability.  Seller has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby.  The execution and delivery by Seller of this Agreement and the consummation by Seller of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action.  Seller has duly executed and delivered this Agreement and, assuming that this Agreement is the valid and binding agreement of Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and to general principles of equity.

SECTION 2.04.   Title to Securities.  Seller has good and valid title to the Securities, free and clear of all Liens other than Permitted Liens.  Upon Seller’s receipt of the Purchase Price, good and valid title to the Securities will pass to Purchaser, free and clear of all Liens, other than those arising from acts of Purchaser or its Affiliates and other than Permitted Liens.

SECTION 2.05.   No Conflicts; Consents.

(a) Except as set forth in Section 2.05(a) of the Company Disclosure Letter, the execution and delivery by Seller of this Agreement do not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Seller with the terms hereof will not, conflict with, constitute or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Companies under, any provision of (i) the certificate of incorporation, bylaws or other Organizational Documents of Seller or the Companies, (ii) any Material Contract to which a Company is a party or by which any of its respective properties or assets is bound, (iii) any Law applicable to the Companies or their respective properties or assets, other than in each case any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Seller or the Companies in connection with Seller’s execution, delivery and performance of this Agreement or Seller’s consummation of the Acquisition or the other transactions contemplated hereby except for such Consents, registrations, declarations or filings which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.06.   Financial Information.  The (i) consolidated financial statements of Seller and its consolidated Subsidiaries included or incorporated by reference in the Seller 2011 10-K, and (ii) the unaudited June 30, 2011 financial statements of WPCS St. Louis and WPCS Sarasota included in Section 2.06 of the Company Disclosure Letter, fairly present in all material respects the consolidated financial position of Seller as they relate to the Companies and the Companies, respectively, as of the dates indicated therein and the consolidated results of their operations and cash flows for the periods specified therein, and, except as stated therein, such financial statements were prepared in conformity with GAAP applied on a consistent basis.

SECTION 2.07.   Absence of Changes.  Since April 30, 2011 until the date hereof, no event or circumstance has occurred that, individually, or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.08.   No Undisclosed Liabilities.  Except as and to the extent disclosed in the Filed Seller SEC Documents, neither Company has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for which is required by GAAP to be set forth on a consolidated balance sheet of Seller and its consolidated Subsidiaries or in the notes thereto, other than liabilities or obligations (i) in the amounts reflected on or reserved against in Seller’s consolidated balance sheet as of April 30, 2011 including in Seller’s financial statements or (ii) that are incurred in the ordinary course of business since April 30, 2011.

SECTION 2.09.   Litigation.  There is no pending, or to Seller’s Knowledge, overtly threatened in writing action, claim, suit, proceeding or investigation against either Company, or to which any property, assets or rights of either Company is subject, nor is either Company subject to any Order that remains outstanding or unsatisfied, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.10.   Compliance with Laws; Permits.

(a) Each Company has all permits, licenses, franchises, authorizations, Orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to own, lease or license their properties, assets and rights, and to carry on their business as presently conducted, except where the failure to have such permits, licenses, franchises, authorizations, Orders and approvals or the failure to make such filings, applications and registrations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to Seller’s Knowledge, no suspension or cancellation of any of them is overtly threatened in writing, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company is in compliance with all applicable Laws, except where the failure to so comply would not result in a Company Material Adverse Effect.  This Section 2.10(b) does not relate to matters with respect to the compliance of the financial statements with the Securities Act, the Exchange Act or SOX (which are the subject of Section 2.06), Taxes (which are the subject of Section 2.11), Company Benefit Plans (which are the subject of Section 2.12) and environmental matters (which are the subject of Section 2.14).

SECTION 2.11.   Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there has been filed by or on behalf of each Company all material Tax Returns required to be filed by the applicable Company, (ii) all Taxes of each Company (whether or not shown on such Tax Returns) have been or will be paid in a timely fashion or, where payment is not yet due, have been adequately provided for in the financial statements of the applicable Company in accordance with GAAP, and (iii) no audit or other proceeding by any Governmental Entity is pending with respect to any Taxes due from the Company, except with respect to matters for which adequate reserves have been established in accordance with GAAP.  Notwithstanding the above, Seller agrees to fully indemnify Purchaser in any amount for any Tax payments Purchaser ultimately has to make with respect to any time period prior to the date hereof as a result of findings by a Governmental Entity that Seller has violated applicable Law.

Upon the written request of the Purchaser, in its sole and exclusive discretion, Seller and Purchaser or, as applicable, any designated Purchaser shall join in making elections under Code Section 338(h)(10) (and any corresponding election under state, local, or foreign law) (a “Section 338(h) Election”) with respect to Purchaser’s (or any designated Purchaser’s) purchase of the Securities pursuant to this Agreement.

In the event that Seller incurs any tax obligations as a result of the Section 338(h) Election which are in excess of amounts due had the transactions set forth herein been taxed as a stock sale, Purchaser hereby agrees to reimburse to Seller such excess amount and further agrees that the amount that Purchaser shall be required to reimburse Seller under this paragraph shall (1) be grossed up to assure that Seller does not incur any Tax cost as a result of the Section 338(h) Election and the reimbursement payments under this paragraph and (2) take into account the highest marginal income tax rate applicable to payments of this type at the applicable times as applies to Seller.  Any reimbursement shall be paid to Seller not less than seven (7) days prior to the time Seller is required to pay such amounts with a tax return or estimated payment.

SECTION 2.12.   Labor and Employee Benefit Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Companies are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) there is no unfair labor practice complaint against the Companies pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Seller, threatened against the Companies, (iv) there are no unpaid dues, assessments, fines or other expenses regarding the Companies relating to any union violation, audit and/or issue, and (v) except as set forth on Section 2.12(a)(v) of the Company Disclosure Letter, there are no collective bargaining or other labor union Contracts to which the Companies are a party or by which the Companies are bound.

(b) Section 2.12(b) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) sponsored, maintained, or contributed to by the Companies in which present or former employees of the Companies (the “Company Employees”) participate or for which the Companies have any material liability (collectively, the “Benefit Plans”).  Except as set forth in Section 2.12(b) of the Company Disclosure Letter, no Benefit Plan is a “defined benefit plan,” “multiple employer welfare arrangement,” “multiple employer plan,” or “multiemployer plan,” as such terms are defined in ERISA or the Code.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws and have been administered in accordance with their terms and such Laws.

(d) There are no pending or, to the Knowledge of the Seller, threatened, claims with respect to any Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) The Companies do not have any material obligation to provide health or welfare benefits to former Company Employees, except to avoid excise tax under Section 4980B of the Code or as otherwise required by applicable Law.

SECTION 2.13.   Real Property.  Neither Company owns any real property.  Section 2.13 of the Company Disclosure Letter sets forth a complete and correct list in all material respects of the real property leased by the Companies (the “Leased Real Property,” and the leases, together with any amendments and modifications thereto, pursuant to which such real property is leased, the “Leases”), which list sets forth each Lease and the address, landlord and tenant for each Lease.  Neither Company is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.  To Seller’s Knowledge, each Company has valid leasehold interest in all of the Leased Real Property, subject to no Liens other than Permitted Liens.  Each Company is in compliance with the terms of all leases relating to the Leased Real Property to which it is a party, except such compliance which has not had or would not reasonable be expect to have, individually or in the aggregate, a Company Material Adverse Effect.  To Seller’s Knowledge, all such material Leases relating to the Leased Real Property are in full force and effect, and each Company enjoys peaceful and undisturbed possession under all such applicable leases.

SECTION 2.14.   Environmental.

(a) Each Company is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all applicable permits, licenses and authorizations required under applicable Environmental Laws, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Neither Company has received a notice in writing of violation or notification in writing of liability or potential liability arising out of any Environmental Law, and there is no Litigation or claim pending or, to Seller’s Knowledge, overtly threatened in writing under any Environmental Law, except in each case, with respect to any violation or liability that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Release of Hazardous Substances has occurred at, on, above, under or from any real property currently or formerly owned, leased, operated or used by the Companies that has resulted or would reasonably be expected to result in a material investigation or remedial action.

SECTION 2.15.   Contracts.  Each written contract to which a Company is a party or by which it is bound, which is material to the business of such Company (each a “Material Contract”), is valid and binding, except to the extent that the invalidity or non-binding nature of any Material Contract would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) neither Company is in default in the performance of its respective obligations under any such Material Contract, except for defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 2.16.   Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Companies own, or possess sufficient and legally enforceable licenses or other rights to use, any and all Intellectual Property necessary for the conduct of the businesses and operations of the Companies as currently conducted.

(b) To Seller’s Knowledge, the conduct of the business of each Company does not infringe, conflict with or otherwise violate any Intellectual Property of any Person, and neither Company has received written notice or has knowledge of any such infringement, conflict or other violation, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.17.   Brokers and Finders.  Neither the Companies nor their respective Affiliates have retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement other than Lincoln International LLC whose fees shall be paid by Seller.

SECTION 2.18.   Disclaimer of Other Representations and Warranties.  Except as otherwise expressly set forth in this Article II, Seller makes no other representations or warranties and expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the business of either Company or the assets of either Company, and Seller specifically disclaims any implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the Companies, or any part thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows as of the date hereof:

SECTION 3.01.   Organization.

(a) Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Minnesota, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted, and, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business, and is in good standing (to the extent such concept is applicable) under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b) Purchaser is not in breach or violation of its articles of incorporation, bylaws, or other Organizational Documents.

SECTION 3.02.   Authority; Execution and Delivery; Enforceability.  Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby.  The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action.  Purchaser has duly executed and delivered this Agreement and, assuming that this Agreement is the valid and binding agreement of Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and to general principles of equity.

SECTION 3.03.   No Conflicts; Consents.

(a) The execution and delivery by Purchaser of this Agreement do not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not, (i) have a Purchaser Material Adverse Effect or (ii) conflict with, constitute or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (A) its articles of incorporation, bylaws, other governing instrument or comparable Organizational Documents of Purchaser, (B) any contract to which Purchaser is a party or by which any of its properties or assets is bound, (C) any Law applicable to Purchaser or its properties or assets, other than, in the case of clauses (B) and (C) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

SECTION 3.04.   Investment Representation.  Purchaser acknowledges that Seller has made (or caused to be made) available to Purchaser and its representatives the opportunity to ask questions of the officers and management of the Companies as well as access to the documents, information and records of the Companies, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Companies and their assets, liabilities, business and financial condition.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the Companies and the merits and risks of an investment in the Securities.  Purchaser is acquiring the Securities for its own account and for investment and not with a view toward or for sale in connection with any distribution (as such term in used in Section 2(a)(11) of the Securities Act) thereof in violation of the Securities Act.  Purchaser is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) and understands that the Securities have not been registered under the Securities Act or registered or qualified under any applicable state securities laws.  Purchaser understands and agrees that the Securities may not be sold, transferred, offered for sale or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

SECTION 3.05.   No Knowledge of Misrepresentation or Omission.  Purchaser does not have any knowledge that the representations and warranties of Seller made in this Agreement are not true and correct.  Purchaser does not have any knowledge of any material errors in, or material omissions from, any Section of the Company Disclosure Letter.

SECTION 3.06.   Brokers and Finders.  Neither Purchaser nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement other than Source Capital Group, Inc. whose fees shall be paid by Purchaser.

SECTION 3.07.   Solvency.  Assuming Seller’s representations and warranties contained in Article II are true and correct immediately after giving effect to the transactions contemplated by this Agreement and Seller has complied with its covenants hereunder, as of the Closing Date, the Companies shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Assuming Seller’s representations and warranties contained in Article II are true and correct immediately after giving effect to the transactions contemplated by this Agreement and Seller has complied with its covenants hereunder, as of the Closing Date, the Companies shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Companies.

SECTION 3.08.   Certain Purchaser Acknowledgments.

(a) Purchaser acknowledges that neither Seller nor the Companies, nor any other Person acting on behalf of Seller or the Companies or any of their Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or the Companies or their respective businesses or assets, except as expressly set forth in Article II.  Purchaser further agrees that neither Seller nor any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information and any information, document or material made available to Purchaser or Purchaser’s representatives in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(b) In connection with Purchaser’s investigation of the Companies, Purchaser or Purchaser’s representatives have received from or on behalf of Seller and the Companies certain projections, including projected statements of operating revenues and income from operations of the Companies and certain business plan information.  Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against Seller or any other Person with respect thereto.  Accordingly, neither Seller nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE IV

COVENANTS

SECTION 4.01.   Confidentiality.  Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement is subject to the terms of that certain confidentiality agreement between Purchaser and Seller, dated as of October 20, 2010 (the “Confidentiality Agreement”), and that certain limited waiver agreement between Purchaser and Seller, dated as of June 15, 2011 (the “Limited Waiver Agreement”), the terms of each of which are incorporated in this Agreement by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement and Limited Waiver Agreement shall terminate with respect to information relating solely to the Companies; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller, Seller’s Affiliates or Seller’s representatives concerning Seller and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement and the Limited Waiver Agreement after the Closing Date.

SECTION 4.02.   Retention of Books and Records.  For a period of seven (7) years following the Closing, Purchaser shall retain the books and records of the Companies, and upon reasonable notice, afford the officers, employees, agents and representatives of Seller reasonable access (including the right to make photocopies, at the expense of Seller), during normal business hours, to such books and records.

SECTION 4.03.   Certain Consents and Waivers.  Purchaser acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts, Governmental Entities or other Persons and that such consents and waivers have not been obtained.  Seller shall not have any liability to Purchaser or the Companies arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract or revocation, suspension or  termination of any Permit as a result thereof.

SECTION 4.04.   Expenses; Transfer Taxes.

(a) Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, including all costs and expenses incurred pursuant to this Section 4.04.

(b) Notwithstanding anything to the contrary contained herein, Purchaser shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby.  Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 4.05.   Post-Closing Cooperation.  Seller and Purchaser shall cooperate with each other, and shall cause their Affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, for a reasonable period after the Closing to ensure the orderly transition of the Companies from Seller to Purchaser and to minimize any disruption to the Companies and the other respective businesses of Seller and Purchaser that may result from the transactions contemplated by this Agreement.  After the Closing, upon reasonable written notice, Seller and Purchaser shall furnish or cause to be furnished to each other and their Affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Companies (to the extent within the control of such Party) as is reasonably necessary for financial reporting and accounting matters.

SECTION 4.06.   Publicity.  No public release or announcement concerning the Acquisition and the other transactions contemplated by this Agreement shall be issued by any Party following the Closing Date without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 4.07.   Further Assurances.  From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to complete the Acquisition and to consummate the transactions contemplated by this Agreement.

SECTION 4.08.   Name Following the Closing.  Immediately following the Closing, Purchaser shall cause the name of each Company to be changed to a name selected by Purchaser but not including or similar to any name or words similar to “WPCS,” “WPCS International - St. Louis, Inc.,” “WPCS St. Louis Operations,” “Heinz Corporation,” “WPCS International -  Sarasota, Inc.,” “WPCS Sarasota Operations,” or “Southeastern Communication Services, Inc.” (each a “Seller Name”).  Purchaser acknowledges that from and after the date that is three (3) months after the Closing Date, neither Purchaser nor the Companies shall have any rights to any Seller Name or any similar or related marks and logos and during such three (3) month period, Purchaser shall have the right to continue to use any Seller Name solely in the conduct of the business of the Companies as presently conducted.

SECTION 4.09.   Future Purchase.  Purchaser hereby agrees to use its, and to cause its current or future Subsidiaries, as applicable, to use their, best efforts, to purchase all of the remaining operations of Seller and its Subsidiaries on the terms and conditions set forth in (i) that certain letter agreement between Seller and Purchaser, dated August 11, 2011, and (ii) that certain letter agreement between Seller and Purchaser, dated June 1, 2011 (collectively, the “Letter Agreements”), the terms of each of which are incorporated in this Agreement by reference (the “Future Acquisition”).

SECTION 4.10.   Survival and Right to Indemnification.

(a) All of Seller’s representations, warranties, covenants, and/or obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated herein for a one year period from the Closing; however, that representations and warranties with respect to tax and securities law matters shall survive for the applicable statute of limitations.

(b) Seller will indemnify and hold harmless Purchaser and its employees, officers, directors and shareholders (collectively, the “Multiband Indemnified Persons”) and will pay to the Multiband Indemnified Persons the amount of any damages arising, directly or indirectly, from any breach in any respect of any representation, warranty, covenant and /or obligation made by Seller in this Agreement or in any other certificate or document delivered pursuant to this Agreement; provided, however, that in no event shall Seller’s liability under this Agreement or in connection with any certificate or document delivered pursuant to this Agreement exceed an aggregate amount of Seven Hundred Thousand Dollars ($700,000).

SECTION 4.11.   Covenant Not to Compete or Solicit.

(a) Seller shall not, for a period of two years after the Closing Date, directly or indirectly, invest in, own, manage, operate, finance, control, or guarantee the obligations of any Person engaged in or planning to become engaged in the businesses of wireless communications, specialty construction or electrical power whose headquarters are in Missouri or Florida.

(b) For a period of two years after the Closing Date, in the event one of Seller’s current or future customers (the “Specified Customer”) requires services to be performed in the state of Missouri or Florida relating to the business of wireless communications, specialty construction or electrical power, Seller shall deliver a notice to the applicable Company setting forth the details regarding the requested services (the “Notice”).  The applicable Company shall have the right to provide an initial proposal for the requested services in Missouri or Florida and Seller shall deliver such proposal to the Specified Customer provided that the proposal is delivered to Seller within five business days of receipt of the Notice and the proposal contains terms that are in Seller’s good faith opinion reasonable for the circumstances.  If (i) the applicable Company does not deliver a proposal to be submitted within five business days of receiving the Notice, or (ii) the Specified Customer chooses to reject such Company’s proposal for any reason, Seller shall have no further obligation to Purchaser or the Companies and shall be free to submit its own proposal or that of another third party at any time to the Specified Customer and perform the requested services.

(c) In addition, Seller shall not, for a period of two years after the Closing Date, anywhere in the states of Missouri and Florida, solicit the business related to the states of Missouri and Florida of any Person that to Seller’s Knowledge is a current customer of Purchaser’s and/or hire, attempt to hire, retain or in anyway interfere with the relationship between Purchaser and any Person set forth on Section 4.11 of the Company Disclosure Letter.

(d) Seller agrees that if it breaches any provision of this Section 4.11, Purchaser shall have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from any court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision in this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, Seller’s obligations under this Section 4.11 shall terminate upon the consummation of the Future Acquisition.

SECTION 4.12.   Accounting Assistance.  Seller shall, at no charge, provide Purchaser with access to the Timberline accounting system and assist Purchaser on a reasonable basis with the use of such systems to allow Purchaser to perform monthly financial statements for the Companies until February 1, 2012; provided, that in no event shall the assistance exceed five (5) hours per month.  In addition, Purchaser agrees that in the event Seller reasonably determines that additional user licenses are necessary in connection with Purchaser’s access the Timberline accounting system, Purchaser shall pay for such additional licenses.  Effective February 1, 2012 until January 31, 2013, Purchaser agrees to pay Seller $1,000.00 per month for continued access to the Timberline accounting system, which amount is based on market prices as of the date hereof and seventeen (17) Purchaser users.  Notwithstanding the foregoing, in the event Purchaser requires additional users or Seller determines in its reasonable judgment that market prices have increased from the date hereof, Purchaser hereby agrees that Seller may, in its sole discretion, increase such monthly access fee to such amount as Seller reasonably determines is appropriate at such time.

SECTION 4.13.   Employment Agreement Assumptions.  Purchaser hereby agrees to assume the obligations of St. Louis and Sarasota, as applicable, under the existing employment agreements with each of the employees set forth on Schedule 4.13 of the Company Disclosure Letter.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.01.   Statutes.  Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been amended or re-enacted.

SECTION 5.02.   Non-Business Days.  Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

SECTION 5.03.   Amendments; Waivers.  This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Seller and Purchaser.  By an instrument in writing, Purchaser or Seller may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.  No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 5.04.   Assignment.  This Agreement and the rights and obligations under this Agreement shall not be assignable or transferable by any Party (including by operation of law in connection with a merger or consolidation of such Party) without the prior written consent of the other Party, such consent not to be unreasonably withheld.  Any attempted assignment in violation of this Section 5.04 shall be void.

SECTION 5.05.   No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 5.06.   Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.06):

If to Purchaser, to:	Multiband Corporation 9449 Science Center Drive New Hope, MN 55428 Fax no: 763-504-3060 Phone: 763-504-3051 Attention: James Mandel, CEO
with a copy (which will not constitute notice) to:	Multiband Corporation 9449 Science Center Drive New Hope, MN 55428 Fax no: 763-504-3060 Phone: 763-504-3051 Attention: Steve Bell, CFO and General Counsel
If to Seller, to:	WPCS International Incorporated One East Uwchlan Avenue Suite 301 Exton, Pennsylvania, 19341 Facsimile: (610) 903-0401 Attention: Andrew Hidalgo
with a copy (which will not constitute notice) to:	McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 Facsimile: (646) 390-3683 Attention: Stephen E. Older

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

SECTION 5.07.   Interpretation; Exhibits and Sections; Certain Definitions.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include all Exhibits hereto and the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) For all purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any event, change, development, effect or occurrence (an “Effect”) that is material and adverse to the business, results of operations or financial condition of the Companies, taken as a whole; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any Effect to the extent resulting from the following:  (a) any Effect affecting the businesses or industries in which the Companies operate (including general pricing changes), (b) any change in general economic or business conditions, including changes in the financial, securities or credit markets (including changes in interest rates and currency rates), or changes in such conditions in any area in which the Companies operate, (c) any change in global or national political conditions, (d) the negotiation, execution, announcement, pendency or performance of this Agreement and the transactions contemplated by this Agreement, including any loss of, or adverse change in, the relationship of either Company with its customers, employees, suppliers, vendors, investors or other Persons with business relations with such Company, (e) any failure of either Company to meet any estimates, expectations, forecasts or projections, including revenues, earnings or other measures of financial performance, for any period, (f) any change in GAAP or other accounting standards or any change in any Laws or interpretations thereof, in each case, after the date of this Agreement, (g) any act of God or any change that is the result of any outbreak or escalation of acts of war, material armed hostilities or other material international or national calamity, acts of terrorism or natural disasters, (h) any loss of or adverse change in the business relationship between either Company, on the one hand, and Purchaser or any of its Affiliates, on the other hand, (i) any fees, expenses or change of control payments incurred in connection with this Agreement and the transactions contemplated by this Agreement or (j) any action expressly required or permitted by this Agreement, including actions required to be taken by this Agreement upon the specific request of Purchaser, or the failure to take any actions due to the restrictions set forth in this Agreement; except, with respect to clauses (a), (b), (c) or (g), to the extent that the effects of such changes have a disproportionate adverse impact on the Companies, taken as a whole, relative to other businesses of similar size operating in the same industry in which the Companies operate.

“Consent” means any consent, approval, authorization, permit, clearances, exemption and notice.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Environmental Laws” means any Law regulating or relating to the protection of human health, safety, natural resources or the environment.

“Escrow Agreement” means that certain Escrow Agreement, dated as of June 17, 2011 and amended as of August 30, 2011, by and among Seller, Purchaser and Sichenzia Ross Friedman Ference LLP, as escrow agent (“Escrow Agent”).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self regulated entity or similar body, whether domestic or foreign.

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) copyrights and all other similar rights throughout the world; (c) design rights; (d) trade names, logos, trademarks and service marks, trade dress, certification marks and the goodwill associated with the foregoing; (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under similar foreign statutory and common law), business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (f) software, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, computerized databases and other software-related specifications and documentation; and (g) Internet domain names; and in each case of (a) to (g) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation or proceeding of any nature, civil, criminal, regulatory or otherwise, at law or in equity.

“Order” means order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Party” means any of Purchaser or Seller, and “Parties” means both of them collectively.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation and (g) Liens related to the Companies held by Bank of America, N.A. that will be released upon Seller’s receipt of the Purchase Price.

“Permits” means any material certificates, licenses, permits, authorizations and approvals required by Law in connection with the operation of the business of either Company as presently conducted.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller 2011 10-K” means Seller’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011 filed with the SEC.

“Seller SEC Documents” means all forms, statements, reports and documents, together with any required amendments thereto, that the Company was required to file or furnish with the SEC pursuant to the Securities Act and the Exchange Act.

“Seller’s Knowledge” means the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Seller.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(d) Index of Defined Terms.

Defined Term	Section	Page
Agreement	Preamble	1
Acquisition	1.01(c)	1
Benefit Plans	2.12(b)	6
Closing	1.02	1
Closing Date	1.02	1
Company	Preamble	1
Company Disclosure Letter	Article II	2
Company Employees	2.12(b)	6
Confidentiality Agreement	4.01	11
Effect	Definition of “Company Material Adverse Effect”	17
ERISA	2.12(b)	6
Escrow Agent	Definition of “Escrow Agreement”	18
Filed Seller SEC Documents	Article II	2
Future Acquisition	4.09	13
Letter Agreements	4.09	13
Limited Waiver Agreement	4.01	11
Material Contract	2.15	7
Multiband Indemnified Persons	4.10(b)	13
Notice	4.11	13
Purchase Price	1.01(a)	1
Purchaser	Preamble	1
Sarasota Shares	Preamble	1
St. Louis Shares	Preamble	1
Section 338(h) Election	2.11	6
Securities	Preamble	1
Seller	Preamble	1
Seller Name	4.08	12
Specified Customer	4.11	13
WPCS Sarasota	Preamble	1
WPCS St. Louis	Preamble	1

SECTION 5.08.   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 5.09.   Entire Agreement; Survival.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Confidentiality Agreement, the Limited Waiver Agreement, the Escrow Agreement and the Letter Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Limited Waiver Agreement, the Escrow Agreement, the Letter Agreements and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control; provided, however, that the Limited Waiver Agreement and the Escrow Agreement, as applicable, shall control with respect to all matters in connection with the disbursement of the Earnest Money (as defined in the Limited Waiver Agreement).  The Confidentiality Agreement, Limited Waiver Agreement, Escrow Agreement and Letter Agreements will survive the Closing Date in accordance with their respective terms.

SECTION 5.10.   Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 5.11.   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

SECTION 5.12.   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

SECTION 5.13.   Consent to Jurisdiction.  Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the District of Minnesota, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Minnesota, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the United States District Court for the District of Minnesota, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Minnesota, and any appellate court from any thereof, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the United States District Court for the District of Minnesota, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Minnesota, and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the United States District Court for the District of Minnesota, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Minnesota, and any appellate court from any thereof and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the United States District Court for the District of Minnesota, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Minnesota, and any appellate court from any thereof.  Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.13.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ JOSEPH HEATER
Name: Joseph Heater
Title: Chief Financial Officer

MULTIBAND CORPORATION

By:	/s/ JAMES L. MANDEL
Name: James L. Mandel
Title: Chief Executive Officer